Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the General Partner Summit
Hotel OP, LP
We consent to the inclusion of our report dated March 21, 2008 related to the consolidated statements of operations, changes in members’ equity and cash flows of Summit Hotel Properties, LLC for the year ended December 31, 2007 in the Amendment 1 to the Registration Statement on Form S-4 of Summit Hotel OP, LP.
/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
September 21, 2010